Exhibit 99

Heritage Financial Group Completes Purchase of Five Park Avenue Bank Branches from PAB Bankshares

Names Gary Johnson Southeastern Georgia Market President

ALBANY, Ga.--(BUSINESS WIRE)--May 25, 2010--Heritage Financial Group (NASDAQ: HBOS), the mid-tier holding company for HeritageBank of the South, today announced that it has completed the previously announced purchase of five Park Avenue Bank branches in Georgia from PAB Bankshares, Inc. These branches are located in Statesboro (2), Baxley, Hazlehurst, and Adel. The transaction resulted in the transfer of approximately $52 million in loans and approximately $97 million in deposits to HeritageBank of the South.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to announce the successful completion of this acquisition, which continues our efforts to deploy our strong capital base to expand prudently and enhance future growth prospects, while helping build our presence in Southeast Georgia and fill in our footprint between Albany and Ocala. This step, together with two other transactions completed in recent months, has enabled us to nearly double our branch network in just the past year."

In connection with the addition of these five new branches and to lead the Bank's expansion in southeastern Georgia, HeritageBank of the South has named Gary Johnson as regional president for the area. Johnson, with 25 years in banking and a longtime resident of Statesboro, previously was the Chief Credit Officer for Sea Island Bank in Statesboro.

Commenting on the hiring of Johnson, Dorminey said, "We are excited to have such a talented banker and proven leader join our team. We are committed to the southeastern Georgia market and under Gary's leadership, we will be one of the strongest competitor's in the region."

Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 15 full-service banking offices. As of March 31, 2010, the Company reported total assets of approximately $574 million, total stockholders' equity of approximately $62 million and a Total Risk-Based capital ratio of 16.6%.

For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

Heritage, MHC, a mutual holding company formed in 2002, holds approximately 76% of the shares of Heritage Financial Group. The remaining 24% of Heritage Financial Group's shares are held by public stockholders.

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

CONTACT:
Heritage Financial Group
T. Heath Fountain, 229-878-2055
Senior Vice President and Chief Financial Officer